Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

People’s United Financial, Inc.:

We consent to the use of our reports dated March 1, 2010, with respect to the consolidated statements of condition of People’s United Financial, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference in Amendment No. 2 to the Registration Statement on Form S-4 of People’s United Financial, Inc. and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Stamford, Connecticut

September 22, 2010